Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

CLASS A CONVERTIBLE PREFERRED STOCK

OF

YRC WORLDWIDE INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

YRC Worldwide Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify that the following resolutions respecting the Class A Convertible Preferred Stock were duly adopted by the Corporation’s Board of Directors:

RESOLVED, that no shares of the Corporation’s Class A Convertible Preferred Stock are outstanding and that no shares of the Class A Convertible Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Class A Convertible Preferred Stock; and

FURTHER RESOLVED, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Corporation’s certificate of incorporation all matters set forth in the certificate of designations with respect to the Class A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer this 30th day of April, 2010.

YRC WORLDWIDE INC.

By:	/s/ Daniel J. Churay
Name:	Daniel J. Churay
Title:	Executive Vice President, General Counsel and Secretary